B BERMAN & COMPANY, P.A.
Certified Public Accountants and Consultants

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 13, 2012, except for Note 1 as to which the date is June 28, 2012, on the consolidated financial statements of MusclePharm Corporation and Subsidiary as of December 31, 2011 and December 31, 2010, included herein on the registration statement of MusclePharm Corporation and Subsidiary on Form S-1/A (Post-effective Amendment No.1), and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

Berman & Company, P.A.
Boca Raton, Florida
April 17, 2013

551 NW 77th Street Suite 201 • Boca Raton, FL 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bermancpas.com • info@bermancpas.com
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants